FOR IMMEDIATE RELEASE    CONTACT:  Barry A. Rothman
B. Alan Associates, Inc.
(561) 483-7743

William G. Forhan
Integrated Marketing Professionals, Inc.
(954) 938-2500

        INTEGRATED MARKETING PROFESSIONALS' BOARD ASSUMES
       CONTROL OF AVIATION INDUSTRIES' BOARD OF DIRECTORS
William Forhan Also names Chairman, President and CEO of Aviation
                           Industries

Fort Lauderdale, Florida, August 3, 1998-Aviation Industries Corporation (OTC Bulletin Board: AVIA) today reported that, as agreed upon in its definitive merger agreement with Integrated Marketing Professionals, Inc. (OTC Bulletin Board: POKR), all members of its Board of Directors, with the exception of Mr. Diran Kaloustian, have resigned and the Board has been reconstituted to consist of William Forhan, James Muldowny, Steve York, James Ponder, and Derek Lewin, currently members of the Board of Directors of Integrated Marketing Professionals, as well as Diran Kaloustian, previously Chairman of Aviation Industries. Concurrently, the Board appointed Mr. Forhan, Chairman of Integrated Marketing Professionals, to also assume the post of Chairman, President and Chief Executive Officer of Aviation
Industries. As previously reported, completion of the transaction is subject to the of regulatory review by the Securities and Exchange Commission, as well as approval by shareholders of each company.

"We have now completed this important first step toward becoming one entity," commented William G. Forhan, Chairman of both Aviation Industries and Integrated Marketing Professionals. "Moving forward, we will now begin to more aggressively implement various aspects of our business plan to facilitate our expansion into new markets and the development of new products and services. In the upcoming weeks we plan to complete several key acquisitions in the travel and leisure industry that will further enhance our vertical integration and expand our growth."

Aviation Industries Corp., which holds an equity position in Newark, N.J-based KIWI International Air Lines, is a recently formed investment concern seeking acquisition opportunities in the travel and leisure industry.

Integrated  Marketing  Professionals,  Inc.,  formerly  known  as
Casino  Airlink,  Inc.  is   a  diversified  travel  and  leisure
company.   The  Company  is currently the exclusive  provider  of
packaged casino vacations from five cities in Florida and Atlanta, Georgia to the Mississippi Gulf Coast, which include non-stop, round trip jet service, destination airport transfers, ground handling, 2-3 night deluxe hotel accommodations, nightly buffet meals and access to 24-hour Las Vegas style gaming and
entertainment.    Additional  information  regarding   Integrated
Marketing Professionals may be found on the Internet at PR Newswire's Web site (http://www.prnewswire.com) under Company New
On-Call,         or         accessed         directly          at
http://ww.prnewswire.com/gh/cnoc/comp/12387.html.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in the press release other than historical facts are "forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.